Exhibit 10.32

MJ Holdings, Inc.
Roger Bloss, CEO

To:	MJ Distributing, Inc.
John Goss, President
Delivered via email to
Jgoss56@gmail.com and
Mark.zobrist@gmail.com

January 11, 2021

Re:	Letter of Intent, Acquisition of Nye County and State marijuana Licenses:
Cultivation License C202 - Medical Certificate #48306359790925315497
Cultivation License RC202 - Recreational Certificate #43160131583347244176
Production License P133 – Medical Certificate #08705048067480042809
Production License RP133- Recreational Certificate #07793712489874595708

Dear Mark and John:

This agreement is between MJ Holdings, Inc. (Purchaser) and MJ Distributing, Inc., as sole member of MJ Distributing C202, LLC and as sole member of MJ Distributing, P133, (Sellers). It is acknowledged that these parties have already executed a prior Membership Interest Purchase Agreement for these same properties on April 2, 2019, hereafter “Original MIPA”. (Copy attached as Exhibit A). The parties did not close on the Original MIPA, the Purchaser waives any and all rights under the Original MIPA. Seller has been contacted by other interested buyers but has agreed to negotiate a new agreement (MIPA II) with Purchaser based on this Letter of Intent (LOI). The basic agreement is intended to follow much of the Original MIPA to save time and to close as quickly as possible. It is also acknowledged by the parties that the intended MIPA II includes terms which are more favorable for Purchaser than Original MIPA. The outline of the basic price and payment terms in this LOI will be incorporated into MIPA II such that they will be strictly construed and fully complied by Purchaser in a timely manner. Purchaser acknowledges that failure to make the specified payments will result in additional deposit forfeiture to Purchaser for non-performance under MIPA II. All parties look forward to moving this matter forward promptly pursuant to MIPA II which shall be drafted and based on the new terms in this LOI, including:

1.	Purchaser is to purchase four licenses referenced above, to wit:

	●	Cultivation Licenses C202 & RC202

	●	Production Licenses P133 & RP133

Such licenses to be active but temporarily on hold pending approval of a change of location to Purchaser’s location, not subject cancellation, free and clear and fully transferable. Standard warranties to apply including that Seller has ownership and is authorized to sell same.

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2.	Consideration:

	a.	$1.25 Million, U.S. payable as follows:

		i.	$300,000 non-refundable deposit payable upon closing and clearance of funds on Purchaser’s sale of that office building located at 1300 S Jones Blvd, Las Vegas, NV 89146. Said sale is scheduled to close on Tuesday, January 12, 2021. Funds to be deposited directly into Seller’s bank account at America First Credit Union per wire transfer instructions to be provided and will arrive within one business day.
		ii.	The next payment of $200,000 shall be received from Purchaser by deposit directly into Seller’s designated bank account. The $200,000 non-refundable second payment due on or before Jan.31, 2021.
		iii.	The third payment from Purchaser shall be due on or before February 12, 2021, which Purchaser shall deposit directly into Seller’s designated bank account, $100,000 non-refundable third payment.
		iv.	Subsequent, non-refundable monthly payments of $100,000 each on or before the 12th day of each month may be deposited into an approved escrow account.

	b.	Upon Closing and funding of that certain “NDA” license sale (this is a confidential transaction) by MJ Holdings, Inc or its affiliate, expected to occur within the next 45 to 60 days, at which time the balance then yet unpaid shall be deposited in a jointly agreed escrow account which shall be used to continue to make the monthly payments on a non-refundable basis until paid in full. Notwithstanding the above, Purchaser shall pay the full balance of the agreed purchase price to Seller in no event later than April 30, 2021.
	c.	Restricted Stock of MJ Holdings, Inc. in the amount of 200,000 shares of publicly traded, restricted common stock of MJ Holdings, Inc. shall be delivered at close.
	d.	Any of the above Consideration actually paid shall be non-refundable unless the licenses are not transferred, and it is determined that the sole cause of the failure to transfer is one-hundred percent (100%) the fault of Sellers.

3.	Transfer of the “Trailer”: Upon payment of the $300,000 non-refundable payment pursuant to 2.a.i. above, MJ Distributing, Inc., as sole member of MJ Distributing C202, LLC and as sole member of MJ Distributing, P133, Purchaser shall be authorized, at its sole cost and expense to move the Trailer from Seller’s property to its own property, and to ensure all local, county and state approvals are properly obtained by Purchaser, on behalf of Sellers, prior to moving trailer.

4.	Paperwork to accomplish license transfers and transfer of license(s), as applicable to Purchaser’s property:

	a.	Upon payment of the first payment, Purchaser shall begin the process of preparing the required license transfer paperwork for each license. This shall be at Purchaser’s expense. Seller shall cooperate with Purchaser in expeditiously processing the transfer of the licenses.
	b.	Concurrently, Seller will take all action necessary to cloak Purchaser’s representative (Paris Balaouras) with the necessary authority to process transfer of the licenses to properties to be designated by Purchser; e.g., transferring the Cultivation License to the Purchasers Amargosa property (the Farm).

5.	Upon execution of this Letter of Intent, the parties agree to proceed to draft a PSA within 3 days and to execute a PSA within 5 days.

This letter represents a non-binding expression of interest on the part of the Seller and the Purchaser, which is subject to signing of definitive documentation between the parties. Each of the parties represents and warrants to the other that each party will use commercially reasonable efforts to complete the proposed transaction in a commercially reasonable period of time.

Seller	Buyer

MJ Distribution, LLC	MJ Holdings, Inc.

By:	By:
Name:	Name:	Roger Bloss
Title:	Title:	CEO

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